EXHIBIT 99.1

Cytori Reports 2006 Fourth Quarter and Year-End Results;
Reviews 2006 Progress and Provides 2007 Outlook

March 30, 2007, San Diego, Calif. - Cytori Therapeutics (NASDAQ: CYTX; Frankfurt: XMPA) reports financial results for the quarter and year ended December 31, 2006, reviews 2006 progress, and provides 2007 outlook.

“In 2006 we made significant strides toward commercializing the Celution™ System in early 2008,” said Christopher J. Calhoun, chief executive officer for Cytori. “This included the first clinical experience for the Celution™ System as part of a breast reconstruction safety and feasibility study, attaining key regulatory milestones and adding critical design components to tailor the Celution™ System to reconstructive surgery.

“In addition, we laid extensive groundwork to start two cardiovascular disease clinical trials. This included the completion of important preclinical research that helped us design and implement controlled, randomized dose-escalation studies. Our PRECISE chronic heart disease trial began enrollment in January 2007 and our APOLLO acute heart attack trial is expected to receive approval and begin enrolling patients next quarter.”

2007 Outlook

“Our major 2007 initiatives are to prepare for commercialization, execute strategic partnerships and advance our cardiovascular products through clinical development,” added Mr. Calhoun. “We believe the buildup to our 2008 product launch can significantly increase Cytori’s intrinsic value as we get closer to generating regenerative medicine product revenues.”

Cytori anticipates achieving the following milestones in 2007:

•	Initiate the APOLLO heart attack safety and feasibility trial

•	Announce the outcome of the investigator-initiated breast reconstruction safety and feasibility study in Japan using the Celution™ System

•	Initiate a multi-center breast reconstruction efficacy trial in Europe in patients who underwent partial-mastectomy

•	Expand the Celution™ System distribution network for reconstructive surgery

•	Build out internal Celution™ System manufacturing capabilities to meet anticipated product demand in early 2008;

•	Pursue commercialization partners for the Celution™ System in select therapeutic areas; and

•	Enter a commercialization or out licensing agreement for adipose stem cell banking.

Financials

Cash, cash equivalents and short term investments were $12.9 million as of December 31, 2006. Subsequent to the end of the year, Cytori raised $20 million from an equity offering and entered into an agreement to raise $6 million as part of a strategic equity agreement with Green Hospital Supply, Inc.

Total development revenues for the quarter and year ended December 31, 2006 were $5.2 million and $6.5 million, respectively, compared to $235,000 and $371,000, respectively for the same period in 2005. The increase in development revenues in the fourth quarter and full year 2006 is due to the recognition of deferred revenue related to the Olympus-Cytori Joint Venture by achieving certain regulatory, preclinical development and Celution™ System development milestones. Product revenues from our non-core biomaterials products for the quarter and year ended December 31, 2006 were $363,000 and $1.5 million, respectively, compared to $858,000 and $5.6 million for 2005.

Research and development expenses for the quarter and year ended December 31, 2006 were $5.2 million and $22.0 million, respectively, compared to $4.9 million and $15.5 million, respectively, for the same periods in 2005. The increase in R&D for the full year 2006 is attributed to additional preclinical studies, preparations for upcoming clinical trials, increased Celution™ System development expenses to attain regulatory approvals, and internal scale-up for manufacturing of devices and consumables for clinical trials.

General and administrative expenses for the quarter and year ended December 31, 2006 were $2.5 million and $12.5 million, respectively, compared to $2.2 million and $10.2 million respectively for the same periods in 2005. Net loss for the quarter and year ended December 31, 2006 was $1.9 million, or $(0.10) per common share, and $25.4 million, or $(1.53) per common share. This compares to a net loss of $14.4 million, or $(0.96) per common share and $26.5 million, or $(1.80) per common share, for the same periods in 2005.

Conference Call Information

The management of Cytori Therapeutics will host a conference call today at 10:00 a.m. Eastern Daylight Time (EDT) or 4:00 p.m. Central European Summer Time (CEST). The conference call will be webcast live and may be accessed under "Events & Webcasts" in the Investor Relations section of the Company's website at http://www.cytoritx.com. The archived version of the webcast will be available two hours after the call on the company's website and accessible for 14 days. A telephone replay will be available for one week. To access the replay, please call +1 (303) 590-3000 (PIN: 11086131#).

Cytori Therapeutics

Cytori Therapeutics is developing and seeks to commercialize stem and regenerative cell therapies for cardiovascular disease, reconstructive surgery and many other serious chronic, and life threatening conditions. To provide these therapies, physicians remove a small amount of a patient's fat, also known as adipose tissue, and run it through Cytori's Celution™ System. This System quickly separates and concentrates stem and regenerative cells from adipose tissue so they may be quickly administered back to the patient about an hour later. This system will dramatically improve the way in which personalized cell-based therapies can be delivered to patients. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and prospects of our business, which may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include our history of operating losses, the need for further financing, regulatory uncertainties, dependence on performance of third parties, and other risks and uncertainties described (under the heading "Risk Factors") in Cytori Therapeutics' Form 10-K annual report for the year ended December 31, 2006. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

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Consolidated Balance Sheets

	As of December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$8,902,000	$8,007,000
Short-term investments, available-for-sale	3,976,000	7,838,000
Accounts receivable, net of allowance for doubtful accounts of $2,000 and $9,000 in 2006 and 2005, respectively	225,000	816,000
Inventories, net	164,000	258,000
Other current assets	711,000	621,000

Total current assets	13,978,000	17,540,000

Property and equipment held for sale, net	457,000	—
Property and equipment, net	4,242,000	4,260,000
Investment in joint venture	76,000	—
Other assets	428,000	458,000
Intangibles, net	1,300,000	1,521,000
Goodwill	4,387,000	4,387,000

Total assets	$24,868,000	$28,166,000

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$5,587,000	$6,129,000
Current portion of long-term obligations	999,000	952,000

Total current liabilities	6,586,000	7,081,000

Deferred revenues, related party	23,906,000	17,311,000
Deferred revenues	2,389,000	2,541,000
Option liabilities	900,000	5,331,000
Long-term deferred rent	741,000	573,000
Long-term obligations, less current portion	1,159,000	1,558,000

Total liabilities	35,681,000	34,395,000

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2006 and 2005	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 21,612,243 and 18,194,283 shares issued and 18,739,409 and 15,321,449 shares outstanding in 2006 and 2005, respectively	22,000	18,000
Additional paid-in capital	103,053,000	82,196,000
Accumulated deficit	(103,460,000)	(78,013,000)
Treasury stock, at cost	(10,414,000)	(10,414,000)
Accumulated other comprehensive income (loss)	1,000	(16,000)
Amount due from exercises of stock options	(15,000)	—

Total stockholders’ deficit	(10,813,000)	(6,229,000)

Total liabilities and stockholders’ deficit	$24,868,000	$28,166,000

Income Statement

	For the Years Ended December 31,
	2006	2005	2004

Product revenues:
Sales to related party	$1,451,000	$5,634,000	$4,085,000
Sales to third parties	—	—	2,237,000

	1,451,000	5,634,000	6,322,000

Cost of product revenues	1,634,000	3,154,000	3,384,000

Gross profit (loss)	(183,000)	2,480,000	2,938,000

Development revenues:
Development, related party	5,905,000	—	—
Development	152,000	51,000	158,000
Research grants and other	419,000	320,000	338,000

	6,476,000	371,000	496,000
Operating expenses:
Research and development	21,977,000	15,450,000	10,384,000
Sales and marketing	2,055,000	1,547,000	2,413,000
General and administrative	12,547,000	10,208,000	6,551,000
Change in fair value of option liabilities	(4,431,000)	3,645,000	—
Restructuring charge	—	—	107,000
Equipment impairment charge	—	—	42,000

Total operating expenses	32,148,000	30,850,000	19,497,000

Operating loss	(25,855,000)	(27,999,000)	(16,063,000)

Other income (expense):
Gain on sale of assets	—	5,526,000	—
Gain on sale of assets, related party	—	—	13,883,000
Interest income	708,000	299,000	252,000
Interest expense	(199,000)	(137,000)	(177,000)
Other income (expense), net	(27,000)	(55,000)	15,000
Equity loss from investment in joint venture	(74,000)	(4,172,000)	—

Total other income, net	408,000	1,461,000	13,973,000

Net loss	(25,447,000)	(26,538,000)	(2,090,000)

Other comprehensive income (loss) - unrealized holding income (loss)	17,000	16,000	(58,000)

Comprehensive loss	$(25,430,000)	$(26,522,000)	$(2,148,000)

Basic and diluted net loss per common share	$(1.53)	$(1.80)	$(0.15)

Basic and diluted weighted average common shares	16,603,550	14,704,281	13,932,390